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                                                                    Exhibit 99.1

March 15, 2002

SBH Holdings LLC
c/o Aragon Ventures LLC
50 West Liberty Street, Suite 880
Reno, Nevada 89501

Gentlemen:

        This letter will confirm the intent of Sunrise Technologies International, Inc., a Delaware corporation ("Sunrise") to acquire from Aragon Ventures LLC, a Delaware LLC, and R. Gale Martin, an individual, all of the membership units of SBH Holdings LLC, a Nevada LLC doing business as ScienceBased Health ("SBH"), in exchange for preferred stock and a note, as more particularly described below, all subject to the following terms and conditions. We are informed that SBH is in the ocular nutraceutical business and has annual sales of between $5-6 million, with free cash-flow of approximately $50,000 per month.

SERIES A PREFERRED STOCK

        Sunrise will issue 100,000 shares in the aggregate of Series A convertible preferred stock ("Series A") to Aragon and Martin, with a $6 million liquidation preference over common (and pari passu with Series B Preferred to be issued in anticipated transactions described below), with 25% of the equity voting rights. The Series A will have the usual protective provisions, plus a full-ratchet anti-dilution clause lasting for 18 months, the right to convert into common, commencing twelve (12) months after issuance, registration rights, and a redemption right (at the $6 million liquidation value, plus 10% accruing annual dividends, payable in cash or stock, starting in 3 years). Series A holders will have the right to elect one-half of the directors. The Series A is convertible into 25% of the fully diluted common-equivalent shares as of the closing.

THE SBH NOTE

        A Secured Promissory Note will be issued by SBH and guaranteed by Sunrise for $4 million, secured by a first lien on SBH's assets, with interest at 1% per month, due in 3 years with annual principal payments. The due date of the Note accelerates if an interest or principal payment is missed or if the Anesti Management LLC ("Anesti") management contract (as described below) is materially breached or if Sunrise becomes insolvent, has a bankruptcy filing, etc.

MANAGEMENT CONTRACT

        Sunrise shall enter into a 3-year management contract with Anesti (or another party approved by Aragon), containing very broad powers to run the company. The compensation for these services will be in the form of common stock warrants, at the same price per share as the original issue price of Series B Preferred (estimated to be $.0625 per share), which shall vest over the 3 years (with accelerated vesting in the event the management contract is terminated by Sunrise). The number of warrants shall equal 5% of the fully-diluted common-equivalent shares as of the closing (without triggering the anti-dilution provisions of the Series A). The warrants shall be exercisable over 7 years on a net-exercisable basis and the stock shall have S-3 type registration
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rights. An interim management contract should go into effect immediately upon signing this Letter of Intent to be replaced by a definitive agreement at closing.

SBH AS A SEPARATE SUBSIDIARY

        SBH shall be maintained as a separate subsidiary, managed by Aragon or its delegate or assignee. There will be protections and prohibitions on inter-company transfers without Aragon's permission, but it is contemplated that SBH will transfer cash either as dividends or inter-company advances, at its election, to subsidize Sunrise's operating losses in the first 18 months. A management agreement between Sunrise and Anesti will allow practical control of Sunrise and SBH. Aragon will remain the manager of SBH, until the note described below is paid off, under a compensation arrangement which equals 3% of monthly SBH revenue.

RJW TO EXTEND ITS BRIDGE NOTE

        RJW Acquisition, LLC ("RJW") shall extend its bridge loan which is convertible into six and one-quarter percent (6 1/4%) of the fully-diluted common-equivalent shares. as of the conversion date. The extension shall be coterminous with the Silicon Valley Bank extension, with payments of principal and interest deferred to the end of the term. RJW shall grant an irrevocable proxy to Aragon to vote any shares it or Robert Werra owns for one year in favor of a reverse stock split at a shareholder meeting to be held later.

NEW INVESTORS TO RECEIVE SERIES B PREFERRED STOCK

        $2.0 million of new equity financing shall be offered through the sale of Series B preferred stock. The Series B Preferred issued to the new investors shall have a 2x liquidation preference, piggyback registration rights, twenty percent (20%) of the voting rights, the right to elect one board member, and shall be convertible after twelve (12) months into common stock equaling twenty percent (20%) of the fully-diluted common-equivalent shares as of the closing.. As with the RJW common stock, an irrevocable proxy will be granted to Aragon. Any proceeds from the sale of these shares will be escrowed until the closing (when all of the conditions precedent described below are satisfied). Aragon shall have the right to waive having Sunrise complete this financing, in which case the 20% voting rights and convertibility rights will be added to Aragon's 25% rights.

7% CONVERTIBLE DEBENTURE HOLDERS TO CONVERT INTO SERIES C PREFERRED STOCK

        Outstanding 7% Convertible Debentures, due June 2002 (the "Convertible Debentures"), shall convert into Series C Preferred at 50% of face value. The Series C will become convertible, at the option of the holder, after three years into common stock at the purchase price of common on the date of conversion. Series C will be non-voting stock, will carry no dividend, and, at the election of Sunrise, will be subject to mandatory redemption after four years at face value with the redemption price payable in common stock or cash. If not redeemed in year four, Series C will be redeemed starting in the fifth year ratably each quarter over the next two years.

UNSECURED CREDITORS SHALL RECEIVE SERIES D PREFERRED STOCK

        All unsecured creditors and claimholders (other than the Convertible Debentures) shall convert into Series D Preferred Stock at 100% of face value of their verified claims, excluding interest, finance charges and the like. Series D Preferred will be non-voting and will not carry



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dividend rights. The Series D Preferred will be convertible after three years into common stock at the per share price of common on the date of conversion. If not converted, Series D preferred will be redeemed starting in the fifth year ratably each quarter over the next two years.

EXISTING SHAREHOLDERS SHALL RECEIVE 50% OF THE COMPANY

        If all of the Preferred Stock converted immediately after the closing of the transactions, the existing common shareholders would retain 50% of the Company, subject to dilution for future issuances of equity and an employee option pool.

CONDITIONS PRECEDENT

        The following conditions precedent must be satisfied by March 31, 2002:

1. Silicon Valley Bank must extend its loan until December 31, 2002, subject only to the Company making its interest payments.

2. RJW must extend its note until December 31, 2002 and execute the above-described proxy.

3. 97% of the dollar balance of all claims of unsecured creditors (not including less-than-$1,000 balance creditors) must convert into Series C or Series D Preferred Stock.

4.  Sunrise must enter into an interim management agreement with Anesti.

5.  Sunrise must be satisfied with its due diligence investigation of SBH.

               (i) Shareholders Meeting

        It is contemplated that a shareholder meeting shall be held within the next 12 months to approve a reverse stock split of the Company's outstanding shares. This will have the effect of permitting Sunrise to issue more shares to raise capital.

ESCROW TO BE ESTABLISHED

        A reserve of common stock shall be established to provide an offset to the cost of any uninsured claims or litigation related to events occurring before the closing, or insurance coverage therefor. This reserve shall be one-fifth of the currently outstanding shares (equal to 10% of the post-closing fully-diluted shares outstanding). As one of its duties under the management agreement, Anesti shall administer this reserve. At the end of three years, any shares remaining in the escrow account shall be transferred to Sunrise's treasury for the benefit of all common stockholders.


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ADDITIONAL FINANCING

        Additional financing is anticipated in the next nine months ($10 to $15 million is being sought).

NON-DISCLOSURE

        Except to the extent required by law or stock exchange regulation, without the prior written consent of the other parties, no party will, and each will direct its representatives not to, make, directly or indirectly, any public disclosure of or comment about the discussions regarding a possible transaction between the parties or any of the terms, conditions or other aspects of the transactions contemplated by this Letter of Intent. If a party is required by law or stock exchange regulation to make any such disclosure, it will first provide to the other party the text of the proposed disclosure, the reasons that such disclosure is required, and the time and place that the disclosure will be made.

EXPENSES

        All reasonable expenses of legal counsel for these transactions shall be paid by Sunrise for Sunrise, Aragon, and Anesti and also, subject to their 100% conversion into Series C Preferred Stock, for the Convertible Debenture holders.

ENTIRE AGREEMENT

        The provisions of this Letter of Intent constitute the entire agreement between the parties and shall supersede all prior oral or written agreements, understandings, representations and warranties and courses of conduct or dealings between the parties on the subject matter set forth in this Letter of Intent. The provisions of this Letter of Intent may only be amended or modified by writing executed by all of the parties.

GOVERNING LAW

        This Letter of Intent will be governed by and construed under the laws of the State of Delaware, without regard to conflict of laws principles.

TERMINATION

        This Letter of Intent will automatically terminate on March 31, 2002, and may be terminated earlier upon written notice by either party to the other party unilaterally, for any reason or no reason, with or without cause.

COUNTERPARTS

        This Letter of Intent may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, taken together, will constitute one and the same agreement.


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NO LIABILITY

        The paragraphs set forth in the Letter of Intent do not constitute and will not give rise to any legally binding or enforceable obligation or agreement on the part of either party to this Letter of Intent. Additionally, no past or future action, course of conduct or failure to act relating to the proposed transaction, or relating to the negotiation of, or the failure to negotiate, the terms of the proposed transaction will give rise to any obligation or other liability on the part of the parties to this Letter of Intent. If you are in agreement with the foregoing, please sign below and return one copy of this Letter of Intent to me.

                                        Sunrise Technologies International, Inc.



                                        By: /s/ R. Dale Bowerman
                                        Its: Chairman

Acknowledged and agreed:

SBH Holdings LLC                        Anesti Management LLC.


By:  /s/ David E. Brewer                By:  /s/ David K. Hanabusa
     Aragon Ventures LLC, its Manager        21X Corp., its Manager

By:  David E. Brewer                    By:  David K. Hanabusa
Its:  General Manager
                                        Its: Vice President

Aragon Ventures LLC

By:  /s/ David E. Brewer

Its:  General Manager

/s/ R. Gale Martin
        R. Gale Martin

I, R. Gale Martin, in signing above,
certify that I have been advised to retain my own advisors (including legal) in entering into this agreement